Exhibit 99.1

General Metals Raises Over $303,000 Via Private Placement

RENO, NV - (MARKET WIRE) – June 16, 2009 - General Metals Corporation (the "Company") (OTC BB:GNMT - News) (Frankfurt: GMQ - News) raised more than $246,000 in cash from a recent private placement of 13,956,665 restricted common shares.  In addition, 1,716,666 restricted common shares were issued for services provided to the company related, consulting services valued at approximately $57,000.  The securities offered in the private placement to the investors were not registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. The placement will be fully detailed in an 8-K filing to follow.

Use of proceeds will be to pay for essential services, pay outstanding payables incurred for drilling and permitting and to further advance permitting and metallurgical testing.

“This funding demonstrates the continuing commitment of our existing shareholders, to advance the Independence Project.  We appreciate those who have expressed their confidence in our future by choosing to support us at this important time in the development of our company.  We welcome the new members of our shareholder family as well”, said Company CFO, Daniel Forbush.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the proceeds from the recent private placement will allow the Company to proceed with permitting or advance production timing may not occur.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2008 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Wayne Meyerson

Investor Relations

General Metals Corporation

615 Sierra Rose Dr. Suite 1

Reno, NV 89511

wayne@gnmtlive.com

775.583.4636 office

775.830.6429 cell